EXHIBIT 99.1

Amtech Reports Preliminary Fiscal 2011 Q3 Record Revenue of $70 Million; Five Consecutive Quarters of Record Revenue

TEMPE, Arizona - July 12, 2011 - Amtech Systems, Inc. (NASDAQ: ASYS), a global supplier of production and automation systems and related supplies for the manufacture of solar cells, semiconductors, and sapphire and silicon wafers, today reported preliminary results for its fiscal 2011 third quarter ended June 30, 2011, including record revenue of approximately $70 million, a 14% increase over the preceding quarter and 62% increase over the third quarter of fiscal 2010. The Company's total order backlog at June 30, 2011, which includes deferred revenue, was approximately $140 million. The Company expects to report final fiscal 2011 third quarter results on or about August 9, 2011.

J.S. Whang, Chief Executive Officer of Amtech, commented, “Our preliminary revenue of $70 million for the third quarter represents our fifth consecutive quarter of record revenues and further demonstrates our operational capability to manage and service the high growth cycles of the solar market. We look forward to reporting our final fiscal 2011 third quarter results in August and to the next solar growth cycle.”

The fiscal 2011 third quarter financial information included in this release is preliminary and subject to change based on the Company's quarterly close procedures.

About Amtech Systems, Inc.
Amtech Systems, Inc. manufactures capital equipment, including silicon wafer handling automation, thermal processing equipment and related consumables used in fabricating solar cells, LED and semiconductor devices. Semiconductors, or semiconductor chips, are fabricated on silicon wafer substrates, sliced from ingots, and are part of the circuitry, or electronic components, of many products including solar cells, computers, telecommunications devices, automotive products, consumer goods, and industrial automation and control systems. The Company's wafer handling, thermal processing and consumable products currently address the diffusion, oxidation, and deposition steps used in the fabrication of solar cells, LEDs, semiconductors, MEMS and the polishing of newly sliced silicon wafers.

Statements contained in this press release that are not historical facts may be forward looking statements within the meaning of the Private Litigation Reform Act. Such statements may use words such as “proposed,” "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to Amtech Systems, Inc. or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions including the risks discussed in our filings with the Securities and Exchange Commission. If one or more of these risks materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward looking statements contained in this press release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Contacts:

Amtech Systems, Inc.
Bradley C. Anderson
Chief Financial Officer
(480) 967-5146

MKR Group, Inc.
Investor Relations
Todd Kehrli or Jim Byers
(323) 468-2300